Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Exscientia Unapproved Share Option Plan with RSU Sub-Plan, Exscientia plc 2021 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan, and Recursion Pharmaceuticals, Inc. 2024 Inducement Equity Incentive Plan of Recursion Pharmaceuticals, Inc. of our reports dated February 29, 2024, with respect to the consolidated financial statements of Recursion Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Recursion Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 20, 2024